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[TRUE NORTH LOGO]

TRUE NORTH COMMUNICATIONS INC.

Contract: Kevin Smith 312-425-6505
          Kathryn Woods 212-727-5582

FOR IMMEDIATE RELEASE

TRUE NORTH CONVERTS ITS STAKE IN MODEM MEDIA FROM
CLASS B TO CLASS A SHARES


CHICAGO April 27, 2000 - True North Communications Inc. (NYSE: TNO), a global advertising and communications holding company, said today that it has converted its 41% stake in interactive agency Modem Media (NASDAQ: MMPT), consisting of approximately 11.1 million Class B shares, into 11.1 million Class A shares. As a result, True North retains 41% of the voting power and no longer holds super-majority voting power. This conversion had originally been scheduled to occur on June 30, 2000.

True North said that, effective in the second quarter of 2000, it will account for its investment in Modem Media under the equity method of accounting.

David Bell, Chairman and CEO of True North, commented, "We chose to convert early because of our confidence in Modem Media's management. We think that the change in voting control is consistent with Modem Media moving forward in achieving their goals."

In addition to incubating DoubleClick and its role in the IPO of Modem Media, True North is currently developing several digital brands including R/GA Interactive, an interactive design company and an emerging broadband player; SixtyFootSpider, a data-driven interactive communications brand launched late last year; and Stein Rogan + Partners, a digital branding agency acquired in the fourth quarter of last year.

End Notes:

True North Communications is one of the world's leading advertising and communications companies and a leader in digital marketing services. Among its holdings are major advertising agencies FCB Worldwide, Bozell Group and Temerlin McClain; and True North Diversified Companies, a group of leading communications services brands including BSMG Worldwide, Marketing, Marketing Drive Worldwide, Tierney & Partners, TN Media, and New America Strategies Group; and others. True North, headquartered in Chicago, has annual revenues exceeding $1.4 billion and annual billings of more than $14 billion.


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